The Travelers Corporation
                                              Quarterly Report on Form 10-Q
                                              for the quarter ended 9/30/93

                                                        Pages 27 through 30



          Environmental Claims
          --------------------


                        For environmental  claims, as  a result  of various
          state and federal regulatory efforts aimed at environmental remediation (particularly "Superfund"), the insurance industry has been, and continues to be, involved in extensive litigation involving policy coverage and liability issues. The anticipated reauthorization of Superfund in 1994 may have some effect on the resolution of these issues, but it is not possible at the present time to determine what the potential impact, if any, will be. In addition to the regulatory pressures, certain court decisions have expanded insurance coverage beyond the original intent of the insurer and insured, frequently involving policies that were issued prior to the mid-1970s. The results of court decisions affecting the industry's coverage positions continue to be inconsistent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remain uncertain.

                        Travelers is part of the industry segment affected by these issues and continues to receive claims alleging liability exposures arising out of insureds' alleged disposition of toxic substances. The review of environmental claims includes an assessment of the probable liability, available coverage, judicial interpretations and historic value of similar claims. In addition, the unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, such as: the nature of the alleged activities of the insured at each site; the allegations of environmental damage at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at a site; the nature of government enforcement activities at each site; the ownership and general use of each site; the willingness and ability of other potentially responsible parties to contribute to the cost of the required remediation at each site; the overall nature of the insurance relationship between Travelers and the insured; the identification of other insurers; the potential coverage available, if any; the number of years of coverage, if any; and the applicable law in each jurisdiction. Analysis of these and other factors on a case-by-case basis results in ultimate reserve assessment.

                        To date, Travelers has been successful in its coverage litigation and continues to reduce its potential exposure through favorable settlements with certain insureds. These settlement agreements with certain insureds are based on the variables presented in each piece of coverage litigation.

          Generally the settlement dollars paid in disputed coverage claims are a percentage of the total coverage sought by such insureds. In addition, with respect to many of the environmental claims there is a "buy-back" of future environmental liability risks by Travelers, together with appropriate indemnities and hold harmless provisions to protect Travelers.

                        The following table displays activity for environmental losses and loss expenses and reserves for the nine months ended September 30, 1993 and 1992. Approximately 10% of the net environmental loss reserve (e.g. approximately $35 million) is case reserve for resolved claims. Travelers does not post case reserves for environmental claims in which there is a coverage dispute. The remainder of the reserve is for: i) claims in which coverage is in dispute and ii) unreported environmental losses.

          Environmental Losses
          --------------------
          (in millions)

                                                1993       1992
                                                ----       ----
             Beginning reserves:
                    Direct                    $  194       $170
                    Ceded                          -          -
                                                -----       ----
                       Net                       194        170

             Incurred losses and loss expenses:
                    Direct                       183         56
                    Ceded                        (14)        (2)
             Losses paid:
                    Direct                        48         33
                    Ceded                        (11)        (2)
                                                -----       ----
             Ending reserves:
                    Direct                       329        193
                    Ceded                         (3)         -
                                                -----       ----
                       Net                     $ 326      $ 193
                                                =====       ====


                    The reinsurance claim for environmental losses has been relatively minor due to the allocation of the favorable settlement amounts over the appropriate policy years.

                    The industry does not have a standard method of calculating claim activity for environmental losses. Generally, for environmental claims, Travelers establishes a claim file for each insured on a per site, per claimant basis. If there is more than one claimant, e.g., a federal and a state agency, this method will result in two claims being set up for a policyholder at that one site.

                    Travelers adheres to its method of calculating claim activity on all environmental-related claims, whether such claims are tendered on primary, excess or umbrella policies.

                    As of September 30, 1993, Travelers had approximately 8,900 pending environmental-related claims and had resolved over 11,700 such claims since 1986. Approximately 75% of the pending environmental-related claims are property damage claims instituted by governmental agencies, seeking remediation of contaminated property. The balance represents bodily injury claims alleging injury due to the discharge of insureds' waste or pollutants.

          Asbestos Claims
          ---------------


                    In the  area  of  asbestos  claims,  the  industry  has
          suffered  from  judicial interpretations  that have  attempted to maximize insurance availability from both a coverage and liability standpoint far beyond the intentions of the contracting parties. These policies generally were issued prior to the 1980s. Originally the cases involved mainly plant workers and traditional asbestos manufacturers and distributors. However, in the mid-1980s, a new group of plaintiffs, whose exposure to asbestos was less direct and whose injuries were often speculative, began to file lawsuits in increasing numbers against the traditional defendants as well as peripheral defendants who had produced products that may have contained small amounts of some form of encapsulated asbestos. These claims continue to arise and on an individual basis generally involve smaller companies and small limits of potential coverage. As a result, state and federal court dockets became clogged with asbestos cases. This backlog has given rise to various efforts, including the consolidation of federal cases in Philadelphia in 1993 to alleviate the congestion. More recently, there have emerged a group of non-product claims by plaintiffs, mostly independent labor union workers, mainly against companies, alleging exposure to asbestos while working at these companies' premises. In addition, various insurers, including Travelers, remain defendants in a widely publicized action brought in Philadelphia regarding potential resolution of future asbestos bodily injury claims. The cumulative effect of these judicial actions on Travelers and its insureds currently is uncertain.

                    As a result of recent developments in asbestos litigation, various classes of asbestos defendants, e.g., major product manufacturers, peripheral and regional product defendants as well as premises owners, are tendering asbestos-related claims to the industry. The industry is responding to the various additional liability and coverage issues presented by each insured. Since each insured presents different liability and coverage issues, Travelers evaluates those issues on an insured-by-insured basis.

                    Travelers evaluations have not resulted in any meaningful average asbestos defense or indemnity payment. The varying defense and indemnity payments made by Travelers on behalf of its insureds has also precluded Travelers from deriving any meaningful data by which it can predict whether its defense and indemnity payments for asbestos claims (on average or in the aggregate) will remain the same or change in the future.

                    The following table displays activity for asbestos losses and loss expenses and reserves for the nine months ended September 30, 1993 and 1992. Approximately 80% of the net asbestos reserves at September 30, 1993 represented incurred but not reported losses.

          Asbestos Losses
          (in millions)

                                                1993       1992
                                                ----       ----
              Beginning reserves:
                    Direct                     $ 425      $ 395
                    Ceded                       (247)      (220)
                                                -----      ----
                       Net                       178        175

              Incurred losses and loss expenses:
                    Direct                       409         87
                    Ceded                       (193)       (43)
              Losses paid:
                    Direct                        65         51
                    Ceded                        (15)       (15)
                                                -----       ----
              Ending reserves:
                    Direct                       769        431
                    Ceded                       (425)      (248)
                                                -----      -----
                       Net                     $ 344      $ 183
                                                =====      =====


                    It is presently anticipated that future reinsurance billings for asbestos will be $425 million, with 33% going to the domestic and 67% to the foreign reinsurance markets. This current estimate is based on a review of each insured's projected asbestos exposure and policies, as well as Travelers reinsurance contracts.

                    In relation to those asbestos and environmental-related claims, Travelers carries on a continuing review of its overall position, its reserving techniques and reinsurance recoverable. In each of these areas of exposure, Travelers has endeavored to litigate individual cases and settle claims on favorable terms. Given the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, it is not presently possible to quantify the ultimate exposure represented by these claims to Travelers financial condition, results of operations or liquidity. As a result, Travelers expects that future earnings may be adversely affected by environmental and asbestos claims, although the amounts cannot be reasonably estimated.